Electronic Retailing Systems International, Inc.
                        372 Danbury Road
                 Wilton, Connecticut 06897-2523

                                   Contact:
                                   Electronic Retailing Systems
                                     International, Inc.
                                   Bruce F. Failing, Jr.
                                   President and Chief Executive
                                     Officer
                                   (203) 761-7900
FOR IMMEDIATE RELEASE
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        ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
      ANNOUNCES WIRELESS NEW GENERATION SHELFNET(TM) SYSTEM

     Wilton, Connecticut--December 17, 1996--Electronic Retailing Systems International, Inc. ("ERS") announced its wireless new generation electronic shelf network center store automation system. Bruce F. Failing, Jr., President & CEO of ERS said, "Unlike other alleged wireless products with thousands of feet of antenna wire below the ceiling, the new ERS cellular shelf network system is wire-free below the ceiling in the center of the store, providing a truly untethered two-way real time shelf network system. ERS continues to set the standard as the leader in installed electronic shelf label automation systems in the U.S."

     Mr. Failing went on to say "The wireless new generation ERS ShelfNet(TM) System incorporates a number of advanced features, including real time two-way communications, full store system coverage, interference resistant spread spectrum R.F., and value added store automation applications, which are designed to increase customer profitability. The new generation ERS ShelfNet(TM) System can provide a substantial opportunity to retailers for increased profitability through advances in ease of installation, ease of use and lower cost of ownership. The wireless nature of the system will support ERS's plan to go beyond its primary market of grocery supermarket chains to include other classes of retailers such as mass merchandisers, for whom the portability of a truly wireless label is a requirement. We believe that the retail industry will respond very favorably to ERS's advanced wireless ShelfNet(TM) system."

     The ERS ShelfNet(TM) System is designed to provide substantial productivity improvements for its customers in electronic price changing, on-shelf display of merchandising information, shelf level inventory monitoring, and implementation of planogrammed shelf management systems. "The ERS ShelfNet(TM) System is designed to be a comprehensive and cost-effective solution for managing the center of the retail store", stated Mr. Failing.

     The new generation ERS ShelfNet(TM) System consists of user-oriented software and advanced wireless shelf labels which communicate with the computerized control system within the store. The software, known as ShelfServer(TM), is designed to be

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compatible with  client user environments supported by the major point-of-sale system vendors and with the current ERS ShelfNet System. ShelfServer(TM) is oriented both to store level and headquarter level store operations management and focuses on ease of use and total integrity of data. The new generation electronic shelf labels, known as EZ Labels, are designed to carry forward all of the functionality of ERS's currently installed labels and add the feature of two-way wireless communication. Their untethered wireless communication means that retailers can use the EZ Labels throughout the store and that products and labels can be easily rearranged since the labels are designed to communicate wherever they are placed.

     ERS estimates that the new generation ERS ShelfNet(TM) System will allow retailers to experience superior benefits at lower total costs, through lower installation costs and lower ongoing costs resulting from the ease of changing EZ Label locations. The system will include all of the currently available ERS applications. In addition, user defined applications will be supported by the easy to use ShelfServer(TM) software, which can enable retailers to develop their own productivity increasing applications easily and quickly. ERS plans to install the first new generation systems in the first quarter of 1997.

     ERS also announced that, in addition to direct sales of its system, it intends to offer the ERS ShelfNet(TM) System on a fee based, or "tolling" arrangement, whereby ERS will own the system and, with no upfront cash cost to the retailer, furnish the system to retailers (generally for a period of up to five years), who will pay monthly fees to ERS based primarily on their actual usage of the system.

     In connection with the introduction of its new generation system and the tolling plan, ERS's Board of Directors has authorized a private offering of debt securities, which would be accompanied by common stock purchase warrants. ERS expects to complete the offering during the first quarter of 1997.

     ERS is a leading developer and supplier of electronic shelf label systems. The ERS system is designed to provide accurate pricing by linking a store's central computer both to its checkout scanner and to the ERS electronic liquid crystal display shelf labels at the shelf edge. The ERS system allows for pricing information to be automatically changed on the electronic shelf labels when prices in the point-of-sale systems are changed. This system eliminates the need for paper price labels, which require labor-intensive servicing and do not provide the high level of pricing accuracy achieved by electronic shelf label systems. The ERS system also includes patented software applications that enable the retailer to communicate additional product information to and from the aisle to secure additional merchandising, space management, and inventory management benefits.

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     The securities authorized by the Board of Directors of ERS will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements.

     ERS's common stock is traded on the NASDAQ National Market
System under the symbol "ERSI".